Exhibit 99.1
August 28, 2008
FOR IMMEDIATE RELEASE
Contact: David Donaldson (205) 298-3220
VULCAN MATERIALS COMPANY NAMES
ROBERT WASON SENIOR VICE PRESIDENT & GENERAL COUNSEL
Birmingham, Ala. – Vulcan Materials Company (NYSE:VMC) announced today that Robert A. Wason (56) has been named Senior Vice President and General Counsel. Mr. Wason most recently served as Senior Vice President-Corporate Development. He joined the Company in 1988 as General Counsel and has held various senior management positions.
Mr. Wason replaces William F. Denson III (65) who is retiring effective August 31, 2008. Mr. Denson joined the company in 1973 and served as Vulcan’s chief legal officer for the past 14 years, concluding a career of increasing responsibility in the Company’s legal department.
According to Don James, Vulcan’s Chairman and Chief Executive Officer, “Bill Denson has made innumerable contributions to our success, including his extraordinary service in the establishment and management of our foreign ventures in Saudi Arabia and Mexico. Bill is a valued friend and counselor to all of his colleagues and we will miss his humor, wit and sound business perspectives. Bob Wason brings to his new position over 30 years of legal and business experience. He is well equipped to lead the Company’s legal function.”
Vulcan Materials Company, a member of the S&P 500 index, is the nation’s foremost producer of construction aggregates and a major producer of other construction materials.
For additional information about Vulcan Materials Company, see www.vulcanmaterials.com.
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